Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
3,000,000 shares

of
Common Stock of Qualstar Company
at
$1.65 per share
by
BKF Capital Group, Inc., a Delaware corporation

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M. EASTERN TIME, ON FEBRUARY 28, 2013 UNLESS THE OFFER IS EXTENDED.

This offer to acquire shares of common stock of Qualstar Corporation, referred to as the Company, is being made by BKF Capital Group, Inc., a Delaware corporation, referred to as the Purchaser. The Purchaser is not affiliated with the Company or its management.

The Purchaser is seeking to acquire 3,000,000 shares of common stock of the Company, at a purchase price equal to $1.65 per share, without interest. The Offer will expire on February 28, 2013, unless we determine to extend the Offer, as described below. The date and time at which the Offer expires is referred to as the Expiration Date.

The Offer is being made upon the terms and subject to the conditions in this Offer to Purchase document and in the related Letter of Transmittal, as these documents may be supplemented or amended. These documents together constitute the Offer. American Stock Transfer and Trust Company, LLC is serving as Depositary for the Offer. AST Phoenix Advisors is serving as the Information Agent for the Offer.

The 3,000,000 shares subject to the Offer constitute 24.5% of the outstanding shares. The Purchaser, together with Steven N. Bronson its controlling shareholder, currently owns 2,292,200 shares, or approximately 18.7% of the outstanding shares. Therefore, if the Offer is fully subscribed, the Purchaser will own approximately 43.2% of the outstanding shares.

THE OFFER TO PURCHASE IS CONDITIONED UPON A MINIMUM 1,000,000 SHARES BEING TENDERED. IF MORE THAN 3,000,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT 3,000,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS. A SHAREHOLDER MAY TENDER ANY OR ALL OF ITS SHARES.

The Purchaser reserves the right, in its sole discretion, to extend the period of time during which the Offer is open; upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept for payment any shares; or to amend the Offer in any respect prior to the Expiration Date. If we make any change in the terms of the Offer, we may be required to extend the offer period for up to ten business days, if at least ten business days do not remain in the offer period at the time of the change. An extension of the Offer will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date.

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to AST Phoenix Advisors, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The date of this Offer to Purchaser is January 30, 2013.

SUMMARY OF THE OFFER

BKF Capital Group, Inc., a Delaware corporation, is offering to purchase up to 3,000,000 shares of common stock of Qualstar Corporation for $1.65 per share in cash. The following are some of the questions that you, as a shareholder of the Company, may have and answers to those questions. As used in this Offer to Purchase, the Company refers to Qualstar Corporation, and the Purchaser, as well as “we” or “us,” refers to BKF Capital Group, Inc. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Who is offering to buy my securities?

The Offer to purchase your shares is being made by BKF Capital Group, Inc. The Purchaser is a Delaware corporation whose shares are traded on the OTCQB marketplace under the symbol “BKFG.” Steven N. Bronson is the controlling shareholder of BKF Capital Group, Inc., and this Offer may also be deemed to be made by Mr. Bronson. The Purchaser is currently the second largest shareholder of the Company. Neither the Purchaser nor Mr. Bronson is affiliated with the Company or its management. The Purchaser recently conducted a proxy contest to remove and replace the board of directors of the Company. While a majority of the shares voted in the contest were cast in favor of the Purchaser’s platform, the Purchaser did not receive the vote of an absolute majority of the outstanding shares needed to remove and replace the board.

The Purchaser is making the Offer for the purpose of becoming the Company’s largest shareholder and thereby obtaining controlling influence over the Company. Also, by purchasing shares in the Offer, the Purchaser hopes to improve the prospects for the election of its candidates to the Company’s board of directors at the Company’s 2013 annual meeting of shareholders.

For more information regarding the Purchaser and Mr. Bronson, see “Section 11 – Certain Information Concerning the Purchaser and Mr. Bronson.”

What are the class and amount of securities sought in the Offer?

We are seeking to purchase up to 3,000,000 shares of the Company’s common stock.

How much are you offering to pay and what is the form of payment?

We are offering to pay $1.65 per share, net to you in cash without interest, less the amount of any dividends declared or made with respect to the shares between the date of this Offer to Purchase and the Expiration Date. The Offer price would be reduced by the amount of dividends made or declared prior to the Expiration Date. Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering shareholders to the Purchaser. If you hold your shares directly as the registered owner and you tender your shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your shares tenders them on your behalf, your nominee may charge you a fee for doing so. You should consult the nominee that holds your shares to determine whether any charges will apply.

Do you have the financial resources to make payment?

Yes. If the total amount of shares sought is purchased, we will need approximately $5,100,000 to consummate the Offer and to pay related fees and expenses. The Purchaser has sufficient funds to acquire the maximum number of shares in the Offer and pay the estimated related fees and expenses.

Is the financial condition of the purchaser relevant to my decision on whether to tender in the Offer?

No. Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the Offer.

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How long do I have to decide whether to tender in the Offer?

You will have at least until 5:00 P.M. Eastern Time on February 28, 2013 to decide whether to tender your shares in the Offer, unless we decide to extend the Offer. The date and time at which the Offer expires is referred to as the Expiration Date.

Will all of the shares I tender be accepted by the Purchaser?

The Purchaser desires to purchase 3,000,000 shares in the Offer. If the number of shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 3,000,000 shares, we will purchase all shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 3,000,000 shares are tendered and not withdrawn, we will accept for payment and pay for 3,000,000 shares tendered, pro rata according to the number of shares tendered, adjusted by rounding down to the nearest whole number of shares tendered by each shareholder to avoid purchases of fractional shares, as appropriate. See “Section 2 – Acceptance for Payment and Payment for shares; Proration.”

Is the Offer conditioned on a minimum number of shares being purchased?

Yes. The Offer is conditioned on their being validly tendered and not withdrawn a minimum of 1,000,000 shares as of the Expiration Date. If less than this minimum number of shares is tendered, the Offer will expire without any shares being purchased, and any shares that have been tendered will be returned without payment of any kind. The Purchaser may waive this condition, and if it does waive the condition it could be required to extend the Offer. However, it is not the current intention of the Purchaser to waive this condition.

Are there any other conditions to the Offer?

Yes. If certain conditions occur, such as legal or government actions that would prohibit the purchase, we may not be obligated to purchase any shares. Furthermore, we are not obligated to purchase any shares that are validly tendered if, among other things, any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Company, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the shares. For a description of all conditions to the Offer, please see the discussion in “Section 13 – Conditions of the Offer.”

Can the Offer be extended and under what circumstances?

The Offer can be extended at our discretion.

How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire. You can check our website at www.bkfcapital.com to see if it has been extended, or check the SEC’s EDGAR database.

How do I tender my shares?

To tender your shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Depositary, and either deliver to the Depositary the certificates representing your shares or, in the case of uncertificated shares, deliver the shares to the Depositary in accordance with the procedures of the Company’s registrar and transfer agent. You must do this not later than the time the Offer expires. If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, your nominee can tender your shares by book-entry transfer through Automated Tender Offers Program (ATOP) system of The Depository Trust Company (DTC). In order to validly tender the shares, a beneficial owner must deliver instructions to its nominee in sufficient time for the nominee to tender the shares through the DTC system on or before the Expiration Date.

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What if I am unable to complete the procedures for tendering my shares prior to the Expiration of the Offer?

If you wish to tender your shares, but your share certificates are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, you may be able to tender your shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

When will you pay me for the shares I tender?

We anticipate paying you no later than three business days after the Expiration of the Offer, our acceptance of the shares you tender and our determination of any proration factor.

How will I receive the consideration if I tender my shares for purchase in the Offer?

Subject to the terms and conditions of the Offer, we will pay for your validly tendered and not properly withdrawn shares after the later of the Expiration Date and the satisfaction or waiver of the conditions to the offer set forth in Section 13 by depositing the Offer Price with the American Stock Transfer & Trust Company, LLC, as Depositary, for further distribution to tendering shareholders at the account designated by each tendering shareholder. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares and a properly completed and duly executed Letter of Transmittal (or a facsimile), or of a confirmation of a book-entry transfer of such shares as described in Section 3, and any other required documents for such shares. See “Section 3 – Procedures for Tendering the Shares.”

Until what time can I withdraw previously tendered shares?

You can withdraw previously tendered shares at any time until the Offer has expired and, if we have not agreed to accept your shares for payment by the Expiration Date, we will promptly return the shares that have been tendered.

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary, or follow the procedures of DTC for withdrawal of shares held in street name and tendered through DTC system, while you still have the right to withdraw the shares.

Can I vote the shares that I tender in the Offer?

You can vote the shares that you tender until the time that the Purchaser accepts your shares for purchase in the Offer. However, if the Purchaser accepts your shares for purchase, you will be deemed to irrevocably appointed designees of the Purchaser as your proxies to exercise all rights that you have to vote the tendered shares at any meeting of shareholders, by written consent or otherwise. In particular, if shares are transferred to the Purchaser after the record date established by the Company for determining the shares entitled to vote at a meeting at the Company’s 2013 annual meeting of shareholders and you were a holder of the shares on the record date, you will be deemed to have given the Purchaser an irrevocable proxy to vote the shares that you tender at the 2013 annual shareholders meeting in the Purchaser’s sole discretion.

What does the Company think of the Offer?

The Purchaser has not sought the approval or disapproval of the Company. The Company may be expected to respond with the Company’s position on the Offer in the next two weeks.

Will the Company continue as a public company following the Offer?

Yes.

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If I decide not to tender, how will the Offer affect my shares?

The Purchaser does not anticipate that shares held by non-tendering shareholders will be affected by the completion of the Offer.

What are the Purchaser’s intentions concerning the Company?

The Purchaser has given notice to the Company that it intends to nominate candidates to replace the board of directors of the Company at the Company’s 2013 annual shareholders meeting. If elected, the Purchaser anticipates that the directors that it nominates will work to effectuate the Purchaser’s platform for the Company, which includes divestiture of the Company’s unprofitable Tape Libraries business, if it cannot be returned to profitability; focusing the Company’s resources on its generally profitable Power Supply business; and installing new management in whom the board of directors has confidence in its ability to successfully implement this strategy.

What is the market value of my shares?

The shares of the Company currently trade on the NASDAQ Stock Exchange, and the closing market price was $1.44 on January 29, 2013, the last trading day before the Offer was commenced. Accordingly, the purchase price in the Offer of $1.65 per share represents a 12.7% premium to the last available market price for the common stock. The Company’s stock is thinly traded, however, so that the market price for the shares may not be an accurate reflection of their value. The Purchaser has not conducted an appraisal of the Company’s business, assets or liabilities to determine the value of the shares, and no estimate of the current fair market value of the Company’s net assets has been provided by the Company.

To whom can I talk if I have questions about the Offer?

If you have questions about the Offer or any information contained in this Offer to Purchase, please contact AST Phoenix Advisors, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

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To the Shareholders of Qualstar Corporation:

The Purchaser hereby offers to purchase up to 3,000,000 shares of the Company’s common stock at a purchase price of $1.65 per share, less the amount of any dividends declared or paid with respect to the shares between the date of this Offer to Purchase and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is subject to a minimum of 1,000,000 shares being validly tendered and not withdrawn as of the Expiration Date and to certain other conditions described in this Offer o Purchase.

The Purchaser is currently the second largest shareholder of the Company. The Purchaser is making the Offer for the purpose of becoming the Company’s largest shareholder and thereby obtaining controlling influence over the Company. Also, by purchasing shares in the Offer, the Purchaser hopes to improve the prospects for the election of its candidates to the Company’s board of directors at the Company’s 2013 annual meeting of shareholders.

Shareholders who tender their shares will not be obligated to pay any Company transfer fees, or any other fees, expenses or commissions in connection with the tender of shares, unless such a fee or commission is charged by the tendering shareholder’s broker, dealer, commercial bank, trust company or other nominee. The Purchaser will pay all charges and expenses of the American Stock Transfer & Trust Company, LLC, which is serving as Depositary in connection with the Offer.

The Purchaser is a public company whose shares are traded on the OTCQB marketplace under the symbol “BKFG.” The address of the Purchaser’s principal executive offices is 225 N.E. Mizner Boulevard, Suite 400, Boca Raton, Florida 33432, and its phone number is (561) 362-4199.

For further information concerning the Purchaser and its affiliates see Section 11 and Schedule I. None of the Purchaser nor any of its affiliates is affiliated with the Company or the Company’s management.

Establishment of the Offer Price

The Purchaser has set the offer price at $1.65 per share, less the amount of any dividends declared or made with respect to the shares between the date of this Offer to Purchase and the Expiration Date.

The offer price represents the price at which the Purchaser is willing to purchase shares and not an assessment of the shares’ value. The Purchaser arrived at the offer price with the intention of making a profit from the ownership of the shares. In establishing the purchase price of $1.65 per share, the Purchaser was motivated to establish the lowest price that might be acceptable to shareholders consistent with the Purchaser’s objectives. The Purchaser also considered the Company’s history of losses and what the Purchaser and its affiliates believe is the need to rationalize the Company’s money losing Tape Library business, and to sell that business if it cannot be turned around. Finally, the Purchaser considered the lack of liquidity of an investment in the Company resulting from its small market capitalization and the light average trading volume of its shares.

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the shares may be relevant to shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender shares.

The Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 3,000,000 shares pursuant to this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional shares include, but are not limited to, the relative success of the current Offer, actions by unrelated parties to tender for or purchase shares, the status of and changes and trends in the Company’s operations and financial market developments and trends.

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Background of the Offer

The Purchaser and its controlling shareholder Steven N. Bronson together own 2,292,220 shares of the Company’s common stock, constituting 18.7% of the outstanding shares. The Purchaser made its first investment in the Company’s shares in October 2010, and on December 17, 2010, it acquired 1,500,000 shares in a privately negotiated transaction with one of the Company’s co-founders. Since that time, it has continued to acquire shares on the open market from time to time.

On February 15, 2012, the Purchaser sent a letter to the Company’s board of directors, in which it expressed its disappointment with the Company’s performance. It also suggested three actions that it thought the board should consider to maximize shareholder value, indicated the Purchaser’s willingness to engage in discussions with the board and invited the board to engage in a dialogue on the merits of its proposals. The three actions the Purchaser suggested were to divest the unprofitable Tape Library business; distribute excess cash from the sale of marketable securities to shareholders; and focus the Company’s resources on the generally profitable Power Supply business. On February 24, 2012, the Company responded with a brief note. The Company thanked the Purchaser for its observations and suggestions, indicated the board would carefully consider them, but did not offer to engage in substantive dialog.

On February 28, 2012, the Purchaser released an open letter to the Company’s shareholders urging them to withhold their votes for the incumbent directors at the Company’s annual shareholders’ meeting to be held on March 21, 2012. In its letter, the Purchaser said that this would send a strong message to the board that the status quo was unacceptable. In the letter the Purchaser also stated that, at the time, it was not seeking to effect a change of control of the Company.

On March 27, 2012, the Company issued a press release announcing that William J. Gervais, Chief Executive Officer, President and a member of the board of directors, had notified the board of directors, on March 21, 2012, that he would retire from the Company, and resign as a director and officer, effective as of June 15, 2012. The press release also reported the voting results for the 2012 Annual Shareholders Meeting. While all six members of the board were re-elected, three members failed to receive a majority of the votes.

On April 30, 2012, the Purchaser sent a letter to the Company as a holder of more than 10% of the Company’s shares, in accordance with the Company’s bylaws and California corporation law, demanding that the Company convene a special shareholders meeting on June 20, 2012 for the purposes of removing and replacing the board of directors. In that letter, the Purchaser said that it was very concerned with the retirement of Mr. Gervais, the Company’s co-founder and largest shareholder, because the remaining members of the board had little or no equity interest in the Company, and did not have confidence in the board’s selecting a successor CEO. On May 9, the Company announced that its board had appointed Lawrence D. Firestone to the position of CEO to succeed Mr. Gervais.

On June 5, 2012, the Purchaser began mailing its proxy materials for the special meeting of shareholders. The Purchaser’s platform included the following elements: a thorough evaluation of the Company’s operations, liquidity requirements, manufacturing activity, research and development activity, sales and marketing activity, and selling, general and administrative expenses, with a view to restoring the Company to profitability after years of net losses; divestiture of the Company’s unprofitable Tape Libraries business, if it cannot be returned to profitability in a reasonable time frame or at all; distribution to shareholders of excess cash; and focusing the Company’s resources on its generally profitable Power Supply business.

The special meeting of the Company’s shareholders was held on June 20, 2012. Following the meeting, the Purchaser issued a release stating that, based on preliminary results, it understood that a majority of the shares voted as of the time of the special meeting were cast in favor of the Purchaser’s proposals, although this was less than the absolute majority needed to remove the current directors. The Purchaser encouraged the Company’s management to sit down with the Purchaser to arrive at a mutually acceptable resolution that will provide for appropriate representation of the Purchaser on the Company’s board and that will address the other issues raised by the Purchaser during its campaign.

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On June 27, 2012, the Company filed a Current Report on Form 8-K/A disclosing the definitive results of the voting at the special meeting, according to which the Purchaser’s slate did not receive a vote of the absolute majority needed to remove and replace the board. On June 28, 2012, the Purchaser issued a press release in which it stated that although the Purchaser did not receive the majority of votes outstanding necessary to effect the removal, a clear majority (52.3%) of the votes cast at the special meeting were in support of the Purchaser’s platform.

On January 17, 2013, the Purchaser sent a letter to the Company notifying it that the Purchaser intended to nominate six directors at the Company’s 2013 annual meeting of shareholders, who, if elected would replace the entire incumbent board.

Factors to Consider

Shareholders are urged to consider the following factors:

•	The Purchaser is making the Offer with the intention of making a profit from the ownership of the shares. In establishing the purchase price of $1.65 per share, the Purchaser is motivated to establish the lowest price that might be acceptable to shareholders consistent with the Purchaser’s objectives.

•	Although the shares trade on the NASDAQ Stock Exchange, there is little volume in the market for the shares, so that the market price of the shares may not be an accurate measure of their value. The Purchaser has not conducted an appraisal of the Company’s business, assets or liabilities to determine the value of the shares, and no estimate of the current fair market value of the Company’s net assets has been provided by the Company.

•	The Purchaser has recently conducted a proxy contest to remove and replace the current board of directors of the Company, in which it received a majority of the votes cast but not a majority of the outstanding shares which was needed to remove the board. As part of its platform, the Purchaser maintained that the Company has excess cash on its balance sheet and advocated a cash dividend to shareholders of approximately $1.00 per share from this excess cash.

Shareholders may also wish to consider that the public market for the Company’s shares is relatively illiquid and that the Offer provides an opportunity for shareholders wishing to sell their shares for cash, at a premium to the market price prior to the commencement of the Offer, without having to pay brokerage commissions.

Availability of Information

The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, the Company is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Such reports and other information are available on the SEC’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at http://www.sec.gov/edgar/searchedgar/companysearch.html, or may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner specified above.

General Information

Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their shares. Among other things, shareholders should note the following:

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Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company or its management, has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

Tendering shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the shares to the Purchaser pursuant to the Offer, unless their broker, dealer, commercial bank, trust company or other nominee charges such fees or commissions. The Purchaser will pay all charges and expenses incurred in connection with the Offer. Tendering shareholders should contact their nominee to determine if a fee or commission will be charged by such nominee for tendering on behalf of the shareholder.

The Purchaser desires to purchase up to 3,000,000 shares, subject to a minimum of 1,000,000 shares being purchased. If the number of shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 3,000,000 but greater than 1,000,000, we will purchase all shares tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 3,000,000 shares are so tendered and not withdrawn, we will accept for payment and pay for 3,000,000 shares tendered, pro rata according to the number of shares tendered, adjusted by rounding down to the nearest whole number of shares tendered by each shareholder to avoid purchases of fractional shares, as appropriate. If less than 1,000,000 shares tendered and not withdrawn, the Offer will expire without the purchase of any shares. See “Section 2 – Acceptance for Payment and Payment for shares; Proration.”

TENDER OFFER

Section 1.         Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” means 5:00 PM Eastern Time, on February 28, 2013, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date on which the Offer, as so extended by the Purchaser, expires. A shareholder may tender any or all shares owned by such shareholder.

The Offer is conditioned on satisfaction of certain conditions, including that a minimum of 1,000,000 shares have been validly tendered and not withdrawn as of the Expiration Date. See Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right, but is not obligated, in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right, but is not obligated, to—

•	decline to purchase any of the shares tendered, terminate the Offer and return all tendered shares to tendering shareholders;

•	waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, including the extension of the Offer and the right of shareholders to withdraw shares during the extension period, purchase all shares validly tendered and not withdrawn;

•	extend the Offer and, subject to the right of shareholders to withdraw shares until the Expiration Date, retain the shares that have been tendered and not withdrawn during the period or periods for which the Offer is extended or

•	to amend the Offer.

Upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered shares upon the confirmation from the Company that the shares have been transferred to the Purchaser. If the Purchaser determines to waive any condition to the Offer, and less than 10 business days remain until the expiration of the Offer, the Purchaser may be required to extend the Offer for up to 10 business days following the waiver.

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Section 2.         Acceptance for Payment and Payment for shares; Proration. Upon the terms and subject to the conditions of the Offer, including if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Purchaser will accept for payment, and will pay for, shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile), or of a confirmation of a book-entry transfer of such shares as described in Section 3, and any other documents required by the Letter of Transmittal. The Purchaser will pay for the shares tendered no later than three business days after the Expiration of the Offer and our acceptance of the shares tendered.

The Purchaser desires to purchase up to 3,000,000 shares, subject to a minimum of 1,000,000 shares being purchased.. If the number of shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 3,000,000 but greater than 1,000,000, we will purchase all shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. If more than 3,000,000 shares are so tendered and not withdrawn, we will accept for payment and pay for 3,000,000 shares tendered, pro rata according to the number of shares tendered, adjusted by rounding down to the nearest whole number of shares tendered by each shareholder to avoid purchases of fractional shares, as appropriate. If less than 1,000,000 shares are tendered and not withdrawn, the Offer will expire without the purchase of any shares. In that case, any shares tendered will be returned without payment of any kind.

In the event that proration is required, because of the difficulty of immediately determining the precise number of shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than three business days following the Expiration Date. The Purchaser will not pay for any shares tendered until after the final proration factor has been determined.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders.

Under no circumstances will interest be paid on the offer price by reason of any delay in making such payment.

If any tendered shares are not purchased for any reason, other than due to proration as described above, the Letter of Transmittal with respect to such shares not purchased, and any equivalent communication under the procedures of DTC for book-entry delivery of shares, will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, the Depositary may on behalf of the Purchaser, retain tendered shares and such shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4. In addition, the Purchaser will comply with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the shares deposited by or on behalf of the shareholder promptly after the termination or withdrawal of a tender offer.

If prior to the Expiration Date, the Purchaser increases the consideration offered to shareholders pursuant to the Offer, the increased consideration will be paid for all shares accepted for payment pursuant to the Offer, whether or not such shares were tendered prior to the increase.

Section 3.         Procedures for Tendering Shares.

Valid Tender. For shares to be validly tendered pursuant to the Offer, the Depositary must receive on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase—

•	a Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of shares, and any other documents that the Letter of Transmittal requires, and

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•	certificates for the shares to be tendered, or in the case of uncertificated shares confirmation of delivery of the shares in accordance with the procedures of the Company’s registrar and transfer agent, or confirmation of the book-entry transfer of such shares into the Depositary’s account at DTC.

The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the sole option and risk of the tendering shareholder, and delivery of shares will be deemed made only when actually received by the Depositary, including, in the case of a book-entry transfer, by book-entry confirmation. If certificates for shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure delivery on or prior to the Expiration Date.

The valid tender of shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that—

•	you own the shares being tendered within the meaning of Rule 14e-4 under the Exchange Act;

•	the tender of your shares complies with Rule 14e-4 under the Exchange Act, with respect to the ownership of shares by persons tendering in a partial tender offer;

•	you have the full power and authority to tender, sell, assign and transfer the shares tendered as specified in the Letter of Transmittal; and

•	when your shares are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title to the shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to those shares, upon the terms and subject to the conditions of the Offer.

Any shareholder whose shares are beneficially owned through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender shares should contact the nominee promptly and instruct the nominee to tender such shares on the shareholder’s behalf. The nominee may request instructions on a form prescribed by the nominee. Shareholders who beneficially own their shares through a nominee should check with their nominee to determine the procedures that it requires in order to tender. The tender by a shareholder’s nominee, pursuant to the procedures set forth in this Offer to Purchase, will constitute an agreement between the shareholder and the nominee and the Depositary in accordance with the terms and subject to the conditions set forth in this Offer to Purchase. Nominees of multiple shareholders must comply with the tender procedures of this Offer to Purchase separately for each shareholder.

How to Tender Shares. A shareholder or its nominee must complete the following steps prior to the Expiration Date in order to validly tender shares.

In the case of shares held of record—

•	Properly complete the Letter of Transmittal duly executed by the record owner of the shares in accordance with its instructions;

•	Properly complete all required attachments to the Letter of Transmittal, duly executed, as applicable, by the record owner of the shares;

•	Deliver the original Letter of Transmittal to the Depositary, along with any required signature guarantee, and any other required documents referenced therein and attachments thereto, at its address set forth on the back cover of this Offer to Purchase; and

•	Deliver the tendered shares enumerated in the Letter of Transmittal to the Depositary at the address set forth on the back of this Offer to Purchase or, in the case of uncertificated shares, deliver such shares to the Depositary in accordance with the procedures of the Company’s registrar and transfer agent.

In the case of shares held in book-entry form through DTC—

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•	Deliver the shares into the Depositary’s account at DTC via DTC’s ATOP system, accompanied by an Agent’s Message, in accordance with DTC’s procedures for transfers.

Shareholders bear the risk of timely and validly delivering their shares, executed Letters of Transmittal and any other documents in accordance with the terms of the Offer. Delivery will be deemed made only when shares and documents are actually received by the Depositary. No documents should be sent to the Purchaser. The Purchaser has no obligation to extend the Offer to permit shareholders to complete the procedures necessary to tender their shares. Unless the shares being tendered are deposited with the Depositary on or prior to the Expiration Date—preceded or accompanied by a properly completed and duly executed physically delivered Letter of Transmittal or an Agent’s Message—or the procedures for guaranteed delivery are followed, the Purchaser may, at its option, treat such tender as defective for purposes of the right to receive the applicable consideration.

Questions regarding the procedures for tendering shares should be directed to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

Book-Entry Transfer. The Depositary will establish an account with respect to the shares at DTC for purposes of the Offer after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. The Depositary and DTC have confirmed that shares held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender shares, a shareholder must instruct the shareholder’s nominee to deliver the applicable shares via ATOP into the Depositary’s account at DTC, accompanied by an Agent’s Message, and otherwise cause the nominee to comply with the procedures of DTC for the book-entry transfer of the shares.

DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “book-entry confirmation.” The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating that—

•	the shares that have been tendered by such participant pursuant to the Offer,

•	that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of the Offer as described in this Offer to Purchase and the Letter of Transmittal, and

•	that the Purchaser may enforce such agreement against such participant.

Shareholders tendering their shares pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting an Agent’s Message and delivery will be deemed made only when actually received by the Depositary.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the Offer but the certificates representing Shares are not immediately available, or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through by a recognized participant in the Securities Transfer Agents’ Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) or the Stock Exchange Medallion Program (SEMP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, which we refer to as an “Eligible Institution”;

•	the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and

•	the certificates representing all tendered Shares in proper form for transfer, or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or, in connection with a book-entry transfer, an Agent’s Message and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Market is open for business.

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The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution.

Backup Federal Income Tax Withholding. Under current U.S. federal income tax law, to prevent the possible application of 28% federal backup income tax withholding with respect to payment of the offer price for shares purchased pursuant to the Offer, a shareholder who is a U.S. citizen resident or entity who receives cash pursuant to the Offer is generally required to provide its correct taxpayer identification number (TIN) and to certify that the TIN provided is correct by completing and submitting to the Depositary an IRS Form W-9, or otherwise establish an exemption from the backup withholding rules. A shareholder who is a foreign individual or entity should complete, sign and submit an appropriate IRS Form W-8 to the Depositary. Failure by such a shareholder to complete an IRS Form W-9 (or IRS Form W-8BEN or other IRS W-8 Form) will not, by itself, cause shares to be deemed invalidly tendered, but may result in withholding by the Depositary, or by the shareholder’s nominee, on payments made to the shareholder with respect to the Offer. Shareholders considering tendering their shares in the Offer should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction prior to making its decision to tender.

Voting and Dividends. By executing a Letter of Transmittal as set forth above, or by delivery of an Agent’s Message in accordance with the procedures of DTC, a tendering shareholder or its nominee irrevocably appoints the designees of the Purchaser as such shareholder’s proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder’s rights with respect to the shares tendered by such shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such shares will, without further action, be revoked, and no subsequent proxies may be given, and if given will not be effective. The designees of the Purchaser will, with respect to such shares, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any meeting of shareholders, by written consent or otherwise. In particular, if shares are transferred to the Purchaser after the record date established by the Company for determining the shares entitled to vote at a meeting at the Company’s 2013 annual meeting of shareholders, any tendering shareholder who was a holder of the shares on the record date will be deemed to have given the Purchaser an irrevocable proxy to vote the shares that it has accepted for purchase in the Purchaser’s sole discretion.

In addition, by executing a Letter of Transmittal, or by delivery of an Agent’s Message in accordance with the procedures of DTC, a shareholder also assigns to the Purchaser all of the shareholder’s rights to receive dividends from the Company with respect to shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the date of this Offer to Purchase and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular shares of any particular shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and its Instructions, will be final and binding. Neither the Purchaser, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

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Section 4.         Withdrawal Rights.

Except as otherwise provided in this Section 4, all tenders of shares pursuant to the Offer are irrevocable, provided that shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after 60 days after commencement of the Offer.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn, the name of the registered holder of such shares, if different from that of the person who tendered such Shares, and, if share certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, the serial numbers shown on such share certificates. The notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Withdrawal of shares tendered through the book-entry transfer procedures of DTC must comply with the withdrawal procedures of DTC system.

If purchase of, or payment for, shares is delayed for any reason or if the Purchaser is unable to purchase or pay for shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. In addition, the Purchaser will comply with Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5.         Extension of Tender Period; Termination; Amendment.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time—

•	to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares by giving oral or written notice of such extension to the Depositary,

•	upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any shares by giving oral or written notice of such termination to the Depositary, and

•	to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.

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Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(d)(i) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law including Rule 14d-4(d)(i) under the Exchange Act, the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. There will not be available a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for shares or is unable to pay for shares pursuant to the Offer for any reason, whether before or after its acceptance for payment of shares then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and the shares may be withdrawn to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4—generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date. The ability of the Purchaser to delay payment for shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until we receive confirmation from the Company that the shares have been transferred to us.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought—other than an increase of not more than 2% of the securities sought—a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6.         Certain Material Federal Income Tax Consequences.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than U.S. federal income tax laws. Certain shareholders (including trusts, foreign persons, tax-exempt organizations or taxpayers that are corporations subject to special rules, such as life insurance companies, S corporations, real estate investment trusts, regulated investment companies, broker-dealers, financial institutions, partnerships or taxpayers that acquired their shares as compensation or are former citizens or long-term residents of the United States) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended, existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements as of the date hereof, all of which is subject to change, possibly on a retroactive basis.

EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

A taxable shareholder that tenders its shares in connection with the Offer will generally recognize gain or loss on the sale of its shares in an amount equal to the difference between (i) the amount realized by such shareholder on the sale and (ii) such shareholder’s tax basis in the shares sold. The deductability of any capital loss recognized on the sale of shares may be subject to limitations. In the case of a non-corporate shareholder, capital gain recognized on the sale of shares held for more than one year will be long-term capital gain, and may be subject to a reduced rate of taxation (generally 15%, or all or a portion of long-term capital gain recognized by such shareholders in the 39.6% tax bracket may be taxed at 20%).

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The tax basis in the shares of a shareholder will depend upon individual circumstances. Each shareholder who plans to tender shares in the Offer should consult with its own tax advisor as to the shareholder’s tax basis in the shares and the resulting tax consequences of a sale.

Net Operating Losses. The Company’s net operating losses could be subject to limitation if an “ownership change” were to occur within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. No determination has been made as to whether the completion of the Offer would cause an ownership change to occur.

Section 7.         Effects of the Offer.

Transfer. The Purchaser does not believe the provisions of the Company’s Articles of Incorporation or applicable law should restrict transfers of shares pursuant to the Offer.

Effect on Trading Market. The Company’s shares currently trade on the NASDAQ Global Market. If a substantial number of shares are purchased pursuant to the Offer, the result would be a reduction in the number of shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security; however, the average trading volume in the Company’s shares is already considered to be low and its market capitalization is small. These factors contribute to a relatively illiquid market for the Company’s shares.

Voting Power of Purchaser. The Purchaser is seeking to acquire in the Offer a maximum of approximately 24.5% of the shares of the Company hereunder, based on the number of shares reported by the Company to be outstanding as of September 30, 2012. The Purchaser, together with Mr. Bronson, currently beneficially own 2,292,220 shares of the Company’s common stock, or approximately 18.7% of the outstanding shares. Accordingly, if the maximum number of shares are purchased under the Offer, the Purchaser and its affiliates will beneficially own 5,292,220 shares, representing approximately 43.2% of the Company’s outstanding shares. If the minimum number of shares sought by the Purchaser in the Offer are purchased, the Purchaser, together with Mr. Bronson, will beneficially own 3,292,220 shares, representing approximately 26.8% of the Company’s outstanding shares. Based upon the Company’s SEC filings, even if the Purchaser acquired only the minimum number of shares sought in the Offer, the Purchaser would be the Company’s largest shareholder. In that case, the Purchaser would have a substantial say in any matter to be voted upon by shareholders of the Company, and the Purchaser would likely be deemed a control person of the Company.

The Company holds annual meetings to elect directors and conduct other business. Votes of shareholders might also be solicited at special meetings for matters affecting the fundamental structure of the Company. A shareholder who tenders shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such shares in its sole discretion as to any matters for which the Company has established a record date prior to the time such shares are transferred to the Purchaser.

Section 8.         Background to the Offer.

Shareholders are referred to the introductory section above captioned “Background of the Offer,” for information concerning certain communications of the Purchaser with the Company and with the Company’s shareholders, and concerning the recent proxy contest of the Purchaser to remove and replace the board of directors of the Company at a special meeting of shareholders. Although the Purchaser obtained the vote of a majority of the shares cast at the special meeting, it did not obtain the vote of a majority of the outstanding shares necessary to remove the current board. Reference is also made to the Report on Schedule 13D and its amendments filed by the Purchaser and Mr. Bronson with respect to the shares of the Company.

Section 9.         Future Plans.

The Purchaser is currently the second largest shareholder of the Company. The Purchaser is making the Offer for the purpose of becoming the Company’s largest shareholder and thereby obtaining controlling influence over the Company. Also, by purchasing shares in the Offer, the Purchaser hopes to improve the prospects for the election of its candidates at the Company’s 2013 annual meeting of shareholders. Except as set forth in this Offer to Purchase, the Purchaser has no current plans, proposals or negotiations that relate to the Company.

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Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional shares. Any such acquisitions may be made through private purchases, purchases on the open market, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the shares purchased pursuant to the Offer.

The Purchaser is seeking to purchase a total of 3,000,000 shares. If the Purchaser acquires fewer than 3,000,000 shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit shares pursuant to one or more future tender offers at the same price, a higher price or, if the Company’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of shares after termination of the Offer, regardless of the number of shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 3,000,000 shares in this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional shares include, but are not limited to, the relative success of the current Offer, actions by unrelated parties to tender for or purchase shares, the status of and changes and trends in the Company’s operations and financial market developments and trends.

The Purchaser has given notice to the Company that it intends to nominate candidates to replace the board of directors of the Company at the Company’s 2013 annual shareholders meeting. If elected, the Purchaser anticipates that the directors that it nominates will work to effectuate the Purchaser’s platform for the Company, which includes divestiture of the Company’s unprofitable Tape Libraries business, if it cannot be returned to profitability; focusing the Company’s resources on its generally profitable Power Supply business; and installing new management in whom the board of directors has confidence in its ability to successfully implement this strategy.

Section 10.      Information Concerning the Company.

The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available on the SEC’s EDGAR system, at its internet web site at http://www.sec.gov/edgar/searchedgar/companysearch.html, or may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

The Company designs, develops, manufactures and sells automated magnetic tape libraries used to store, retrieve and manage electronic data primarily in network computing environments. It also designs, manufactures and sells high efficiency open-frame switching power supplies. For additional information about the Company, please refer to the Company’s most recent annual report on Form 10-K, particularly Item 2 of Form 10-K, and any other materials sent to you by the Company. These documents contain updated information concerning the Company, including detailed information regarding the operations, management and material information that is relevant to your investment.

The Company’s address is 3990-B Heritage Oak Court, Simi Valley, California 93063, and its phone number is (805) 583-7744.

The Company had an aggregate of 12,253,117 shares outstanding as of September 30, 2012, according to its quarterly report on Form 10-Q, dated November 13, 2012. The Company’s common stock is traded on the NASDAQ Global Market under the symbol “QBAK.” Based on the information provided in its amendment to its annual report on Form 10-K/A, dated October 29, 2012, directors and executive officers as a group held 27,570 shares, which represent 2.0% of the outstanding shares, not including options.

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The following table provides the high and low prices for the Company’s common stock for each quarter during the past two years:

Fiscal 2011:
First Quarter	$1.92	$1.40
Second Quarter	1.84	1.54
Third Quarter	2.00	1.65
Fourth Quarter	1.94	1.68

Fiscal 2012:
First Quarter	$2.06	$1.62
Second Quarter	1.99	1.80
Third Quarter	1.94	1.79
Fourth Quarter	1.98	1.86

Fiscal 2013:
First Quarter	$1.94	$1.34
Second Quarter	1.54	1.34
Third Quarter	1.57	1.40

Section 11.      Certain Information Concerning the Purchaser and Mr. Bronson.

The Purchaser is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available on the SEC’s EDGAR system or may be inspected at the public reference facilities maintained by the SEC. Copies of such material can also be obtained from the SEC at prescribed rates.

Historically the Purchaser operated in the investment advisory and asset management business. Since January 2007, the Purchaser has had no operating business and no assets under management. On August 2, 2012, the Purchaser issued a press release disclosing that the Purchaser plans to create an asset management platform with investment vehicles that focus on areas of portfolio management that typically receive less attention from investors but also present unique investment opportunities. The press release is attached as an exhibit to the Purchaser’s Current Report on Form 8-K, dated August 3, 2012. In September 2012, the Purchaser formed a wholly owned subsidiary, BKF Advisors, Inc., that has registered as an investment advisor with the State of Florida and the State of California. The Purchaser expects that BKF Advisors, Inc. will act as the investment advisor to the BKF Small Cap Growth & Income Fund, L.P., a newly formed Delaware limited partnership that plans to engage as an investment fund. The Purchaser expects this fund to focus on small-cap and micro-cap companies with a value based approach to investing.

The Purchaser is also seeking to arrange for a merger, acquisition, business combination or other arrangement with an operating entity that would allow the Purchaser to utilize its net operating loss carryforwards. The Purchaser has not as yet identified such an opportunity.

For additional information about the Purchaser, please refer to the Purchaser’s most recent quarterly report on Form 10-Q, particularly Item 2 of Form 10-Q. The Purchaser’s common stock is traded on the OTCQB marketplace under the symbol “BKFG.”

Mr. Bronson is the chairman and chief executive officer of the Purchaser and, through an entity that he owns, the controlling shareholder of the Purchaser. For additional information concerning Mr. Bronson and the other officers and directors of the Purchaser, please refer to the attached Schedule I.

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The principal business address of the Purchaser and Mr. Bronson is 225 NE Mizner Blvd., Suite 400, Boca Raton, FL, 33432; Telephone: (561) 362-4199.

Except as otherwise set forth in this Offer to Purchase—

•	neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any shares;

•	neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any other director, executive officer or subsidiary of any of the foregoing has effected any transaction in the shares within the past 60 days on than as set forth on Schedule II;

•	neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except that the Purchaser has had several contacts with management of the Company over the months prior to the date of this Offer as referred to in “Section 8 – Background of the Offer” above;

•	there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Company or its affiliates, on the other hand; and

•	except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, any affiliate of the Purchaser or the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, other than as referred to in “Section 8 – Background of the Offer” above.

No person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). No person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All persons on Schedule I are U.S. citizens.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for shares validly tendered and accepted for payment pursuant to the Offer. The Purchaser has no current intention of transferring or assigning to any affiliate the right to purchase shares tendered in the Offer. However, if the Purchaser did transfer or assign such right, the Purchaser would amend its Schedule TO to include such transferee or assignee as a bidder.

Section 12.      Source of Funds.

Purchasing the maximum amount of shares sought in the Offer would require $4,950,000, and an additional $100,000 to $150,000 may be required to pay related fees and expenses. The Purchaser has sufficient funds to acquire the maximum number of shares in the Offer and pay the estimated related fees and expenses.

Section 13.      Conditions of the Offer.

The Offer is subject to the condition that there have been validly tendered and not withdrawn a minimum of 1,000,000 shares as of the Expiration Date.

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In addition, and notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or to pay for any shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer have been obtained or occurred on or before the Expiration Date. As of the date of this Offer to Purchase, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer, as referred to above.

The Purchaser will not be required to accept for payment or pay for any shares and may terminate or amend the Offer as to such shares if; at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)                 a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency has been issued and remains in effect which—

•	makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any shares by the Purchaser,

•	imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any shares, including, without limitation, the right to vote any shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s shareholders,

•	requires divestiture by the Purchaser of any shares,

•	causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, and in particular its ability to exercise all rights as a shareholder of the Company with respect to its shares or the shares acquired in the Offer, or

•	materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Company, in the reasonable judgment of the Purchaser;

(b)                 any action is taken, or any statute, rule, regulation or order is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which would, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

(c)                 any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Company, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the shares;

(d)                 there has occurred—

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States,

•	a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,

•	a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or

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•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)                 it shall have been publicly disclosed or the Purchaser shall have otherwise learned that—

•	more than 50% of the outstanding shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or

•	any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of shares beneficially owned by such person or group as disclosed in such Statement by five percent or more of the outstanding shares or, in the case of Mr. Gervais, by two percent of more of the outstanding shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted or waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion. If the Purchaser waives any condition, the Offer will remain open following the waiver to the extent required by law. The Purchaser may be required to extend the offer period, if at the time of the waiver a sufficient number of business days do not remain in the offer period prior to the Expiration Date.

If Purchaser waives a certain condition for one tendering shareholder, it will waive that condition for all shareholders tendering shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14.      Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing shares thereunder. The Purchaser’s obligation to purchase and pay for shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law is applicable to the acquisition of shares pursuant to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have substantial assets, security holders, principal executive offices or principal places of business in those states. The Purchaser does not believe that any anti-takeover laws apply to the Offer, and accordingly the Purchaser has not attempted to comply with any such laws.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any shares tendered.

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Section 15.      Fees and Expenses.

The Purchaser has retained American Stock Transfer & Trust Company, LLC to act as Depositary and AST Phoenix Advisors to act as Information Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, by other electronic means and in person and may request that brokers, dealers, commercial banks, trust companies and other nominees of shareholders forward materials relating to the Offer to beneficial owners. The Purchaser will pay the Depositary and the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16.      Miscellaneous.

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY STATE IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

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SCHEDULE I

Directors and Executive Officers of the Purchaser

Name of Director or Officer	Principal Business Address	Current Principal Occupation and Five Year Employment History
Steven N. Bronson Chairman and Chief Executive Officer	225 NE Mizner Blvd. Suite 400 Boca Raton, Florida 33432	Mr. Bronson has been the Chairman and CEO of the Purchaser since October 2008. Since 1996, Mr. Bronson has been chairman and chief executive officer of Catalyst Financial, an investment banking firm focused on private and public, emerging growth and middle market companies. The address of Catalyst is 225 NE Mizner Blvd., Suite 400, Boca Raton, Florida 33432. In July 2010 he became chairman and chief executive, and in July 2011 he became president of Interlink Electronics, Inc., a small-cap publicly traded touch sensor technology company. The address of Interlink is 546 Flynn Road, Camarillo, California 93012.
Leonard Hagan Director	120 Broadway Suite 940 New York, New York 10271	Mr. Hagan is a certified public accountant and for the past fifteen years has been a partner at Hagan & Burns CPA's, PC in New York. Mr. Hagan is registered as the Financial and Operations Principal for the following broker-dealers registered with the Securities and Exchange Commission: Livingston Securities, LLC, Fieldstone Services Corp., Danske Markets, Inc., Aton Securities, Inc., Trinity Pro Trading, LLC and HFG Healthco Securities LLC.
Maria Fregosi Chief Operating Officer	225 NE Mizner Blvd. Suite 400 Boca Raton, Florida 33432	Ms. Fregosi has been the Chief Operating Officer of the Purchaser since August 1, 2012. Prior to that, from June 2007 to October 2010, Ms. Fregosi was the chief operating officer and chief financial officer of Client First Settlement Funding, a boutique specialty finance company, with an address at 301 Yamato Road, Suite 3200, Boca Raton, Florida 33431. For the prior 15 years, Ms. Fregosi was an executive vice president at ABN AMRO Bank.

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SCHEDULE II

Transactions by the Purchaser or Its Affiliates in

Stock of Qualstar Corporation in the Last 60 Days

None

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of Qualstar or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

If delivering by hand, express mail, courier or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center
Attn: Reorganization Department

6201 15th Avenue
Brooklyn, New York 11219

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to AST Phoenix Advisors, the Information Agent for the Offer, at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

AST Phoenix Advisors

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

Banks and Brokers: (212) 493-3910

Toll-Free for Shareholders: (877) 478-5038

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